Exhibit 99.2

Schnitzer Announces Board Leadership Transition

PORTLAND, Ore.--(BUSINESS WIRE)--April 2, 2020--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today announced that its Board of Directors has unanimously elected Tamara L. Lundgren to succeed John D. Carter as Chairman of the Board, effective as of March 27, 2020. Ms. Lundgren will continue to serve as Schnitzer’s President and Chief Executive Officer, a role she has held since December 2008. Mr. Carter will continue to serve as a member of the Board and will serve as Chairman Emeritus until the January 2021 annual meeting. Wayland R. Hicks will continue in his role as Lead Independent Director.

“On behalf of the Board, we are pleased to appoint Tamara as Schnitzer’s Chairman, in addition to her continuing role as Chief Executive Officer,” said Wayland Hicks, Lead Independent Director of the Schnitzer Board of Directors. “Tamara has made a significant impact on the Company, and the Board believes her strategic vision, proven leadership capabilities, and ability to execute through the cycle make her the right person to lead Schnitzer both as CEO and as Chairman of the Board. The Board has benefited from John’s wisdom and experience and is very grateful to John for his many years of leadership as Chairman of the Board.”

“I am honored by the confidence the Board has placed in me, and I am excited about leading this great company as Chairman and CEO,” said Tamara Lundgren, Schnitzer’s Chairman and Chief Executive Officer. “I look forward to working with the Board and all our stakeholders as we continue on our journey to expand Schnitzer’s leading position and global reach. I want to thank John for his extraordinary counsel and service as Chairman of the Board, and I look forward to continuing to work closely with Wayland as Lead Independent Director.”

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 51 stores which sell serviceable used auto parts from salvaged vehicles and receive approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Contacts

Media Relations:
Colin Kelly
ckelly@schn.com
781-873-1665

Investor Relations:
Michael Bennett
503-323-2811
www.schnitzersteel.com
ir@schn.com